       EXHIBIT 12.1 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

       (Dollars in millions, except ratio of earnings to fixed charges)


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                                                                   Quarter Ended
                                                               --------------------              Year Ended December 31,
                                                               March 31,   April 1,  -----------------------------------------------
                                                                  2001       2000     2000      1999      1998      1997      1996
                                                               ---------   --------  -------   -------   -------   -------   -------
Income before provision for national income taxes,
  minority interests in net income (loss) of subsidiaries,
  equity (income) loss of affiliates, and extraordinary items    $ 33.4     $ 106.4  $ 484.2   $ 443.0   $ 214.8   $ 345.8   $ 253.4
Fixed Charges                                                      77.8        87.0    349.3     253.8     130.7     113.6     112.7
Distributed income of affiliates                                    -           -        2.0       1.8       2.3       3.9       3.0
                                                                 ------     -------  -------   -------   -------   -------   -------
    Earnings                                                     $111.2     $ 193.4  $ 835.5   $ 698.6   $ 347.8   $ 463.3   $ 369.1
                                                                 ======     =======  =======   =======   =======   =======   =======

Interest expense                                                 $ 70.1     $  78.8  $ 316.2   $ 235.1   $ 110.5   $ 101.0   $ 102.8
Portion of lease expense representative of interest                 7.7         8.2     33.1      18.7      20.2      12.6       9.9
                                                                 ------     -------  -------   -------   -------   -------   -------
    Fixed Charges                                                $ 77.8     $  87.0  $ 349.3   $ 253.8   $ 130.7   $ 113.6   $ 112.7
                                                                 ======     =======  =======   =======   =======   =======   =======

    Ratio of Earnings to Fixed Charges                              1.4         2.2      2.4       2.8       2.7       4.1       3.3
    Fixed Charges in Excess of Earnings                             -           -        -         -         -         -         -
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